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                                                                     EXHIBIT 5.1


                       WILSON SONSINI GOODRICH & ROSATI
                           PROFESSIONAL CORPORATION
                              650 PAGE MILL ROAD
                           PALO ALTO, CA  94304-1050

                                August 5, 1996


ViewStar Corporation
1101 Marina Village Parkway
Alameda, CA 94501

     Re:  Registration Statement on Form S-1
          ----------------------------------

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 to be filed by you with the Securities and Exchange Commission on August 5, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the offering and sale of 2,300,000 shares of Common Stock (the "Shares") of ViewStar Corporation. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with this transaction.

     It is our opinion that, upon completion of the proceedings being taken or contemplated by us to be taken prior to the issuance of the Shares, the Shares when issued and sold in the manner referred to in the Registration Statement will be legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part hereof and any amendment thereto.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation

                                          /s/ WILSON SONSINI GOODRICH & ROSATI